C O R P O R A T E    P A R T I C I P A N T S

Rob Fink, Managing Partner, FNK IR

John Merrill, Chief Financial Officer

Randy Fields, Chairman and Chief Executive Officer

C O N F E R E N C E    C A L L    P A R T I C I P A N T S

Tom Forte, D.A. Davidson

P R E S E N T A T I O N

Operator

Greetings, and welcome to Park City Group Fiscal Second Quarter 2022 Earnings Call.

As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Rob Fink with FNK IR. Mr. Fink, you may begin.

Rob Fink

Thank you, Operator. Good afternoon, everyone. Thank you for joining us today for Park City Group’s fiscal second earnings conference call.

Hosting the call today are Randy Fields, Park City Group’s Chairman and CEO; and John Merrill, Park City Group’s CFO.

Before we begin, I would like to remind everyone that this call could contain forward-looking statements about Park City Group within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not subject to historical facts. Such forward-looking statements are based upon current beliefs and expectations. Park City Group Management are subject to risks and uncertainties, which could cause actual results to differ materially from those forward-looking statements. Such risks are fully disclosed in the Company’s filings with the Securities and Exchange Commission. The information set forth herein should be considered in light of such risks. Park City Group does not assume any obligation to update information contained in this conference call.

Shortly after the market close today, the Company issued a press release over viewing its financial results that will be discussed on today’s call. Investors can visit the Investor Relations section of the Company’s website at parkcitygroup.com to access this press release.

With that said, I’d now like to turn the call over to John Merrill. John, the call is yours.

John Merrill

Thanks, Rob, and good afternoon, everyone.

The December quarter marked the completion of our three-year transition to a SaaS Company. Essentially, all of our revenue in the quarter, 99%, was sold on a subscription basis. Hence, now all of our revenue is recurring. To put this in perspective, in 2018 only 64% of our revenue was recurring. MarketPlace revenue was volatile and highly unpredictable, and we sold software licenses and other lumpy onetime services. This made it very challenging for us and our Investors to predict quarter-on-quarter revenue, and provide any actionable line of sight to our profitability.

In 2019, our goal was to convert nonrecurring revenue to SaaS, while simultaneously reducing cash expenses, making our business much easier to forecast and more profitable. We have achieved that. It was a bold goal. It was difficult. It was methodical. We heavily invested in technology and process with a superior team, just 64 people and we utilized our own technology, replacing third-party CRM providers, antiquated contract storage partners, scrutinizing and eliminating waste, and streamlined every process from contract to cash. Nonetheless, as I have said before, from time to time, there will always be a customer that insists on buying meaning license versus renting, meaning SaaS subscription. However, that occurrence should be few and far between. We have structured our sales process and pricing models to encourage the sale of SaaS solutions wherever possible.

Going forward, our current baseline recurring revenue, together with our stated goal to grow recurring revenue at approximately 10% to 20% annually should serve as a model for predictable topline growth for us and our Shareholders. It should be noted that consolidated revenue in the quarter reflects the absence of $1 million in non-recurring MarketPlace revenue and sunsetting vendor-based pricing which accounted for $650,000 annually in revenue and $200,000 in the quarter.

Eliminating one-time revenue and ancillary efforts enables us to reallocate and realign resources to prepare for one of the largest opportunities in the Company’s history, providing our customers a cost effective solution for the anticipated FDA’s food traceability mandate. Please note that despite our recurring revenue achievements, we will commonly experience volatility on a quarter-to-quarter basis. We have seasonal vendors. There is constant consolidation in the grocery industry we serve. Consequently, some quarters will be higher and some quarters lower. In any event, we maintain our goal to grow our recurring revenue at 10% to 20% annually.

In addition to growth in recurring revenue, we continue to reduce our cash operating expenses. Total operating expenses decreased 29% year-over-year, partly due to lower cost of goods sold associated with one-time MarketPlace sales, but largely due to continued expense management, and permanent expense reductions in our SG&A and R&D lines, which we have previously communicated. The net result is systemic profitability.

As I have said before, each incremental revenue dollar over our $11 million to $12 million and fixed cash costs now $11 million, largely falls to the bottom line. You can see that in our revenue per employee, $305,000 each, 84% higher than the industry average. You can see that in the cash we are generating, $3.1 million in the first six months of this fiscal year and $2 million in the second fiscal quarter alone. This validates the leverage and the model, in other words, our cash profitability grew substantially faster than revenue.

Our net income, excluding the one-time benefit from the forgiveness of our PPP loan in the prior year second quarter increased 66% on a decrease in consolidated revenue. The earnings power of the Company is now clear and easy to model. As we grow our top line, we should grow our bottom line even faster. Highlights as of December 31 are as follows. Total revenue decreased 16% to $4.4 million due to lower MarketPlace revenue and sunsetting of ancillary products. This was the plan.

Recurring revenue for our SaaS business, which includes compliance and supply chain was up 7% to $4.3 million for the quarter and 9% year-to-date. Recurring revenue now represents 99% of total revenue. Total expenses decreased 29% due to lower across-the-board costs. Operating income surged 148%. Net income, excluding the non-recurring $1.1 million gain on the forgiveness of our PPP loan, increased 66%. Our net income for the quarter was $872,000 or $0.04 per diluted share.

Cash from operations was nearly $2 million. We bought back 244,000 shares of stock and we ended the quarter with $21.7 million in cash in the bank. Park City Group is now a SaaS Company. The transactional revenue which created volatility in our quarter-to-quarter revenue and a drag on our margins has now shifted to a SaaS model. To summarize, we have a combination of proven solutions that enables customers to be compliant, provide more actionable visibility into their supply chain, replace vendors and source hard-to-find items now, all on a subscription basis.

Turning to the quarterly numbers, Fiscal Year 2022 second quarter revenue was $4.4 million, down 16% from $5.2 million in the same quarter last year. The decrease was due to $1.2 million lower revenue as part of our strategic plan, as I’ve already discussed. Recurring revenue as a percentage of total revenue was 99% for the quarter or $4.3 million. This is a 7% increase over the same period in Fiscal 2021. Total operating expenses decreased 29% from $4.8 million in Q2 2021, to $3.4 million in Q2 2022. The decrease is due to lower across the Board costs.

Sales and marketing expenses decreased from $1.2 million in Q2 2021 to $1.15 million in Q2 2022. This decrease was the result of lower sales travel, trade shows and cost reductions. G&A costs were essentially flat at $1.2 million. For the second quarter of Fiscal 2022, GAAP net income was $872,000 or 20% of revenue versus $1.6 million last year, which included the $1.1 million benefit for the forgiveness of our PPP loan. Excluding this gain, net income in the second quarter last year was $524,000 or 10% of revenue. For the second quarter in a row, we’ve essentially doubled our net margin.

Net income to common Shareholders was $725,000 or $0.04 per common share versus $1.5 million or $0.08 per common share. Again, the prior year quarter includes the impact of the PPP loan forgiveness.

Turning to the six-month numbers. Fiscal Year 2022, year-to-date revenue was $8.9 million, down 14% from $10.4 million in the same period last year. Recurring revenue as a percentage of total revenue was 98% for the six months or $8.7 million. This is a 9% increase over the same period of Fiscal 2021. Total operating expenses decreased 28% from $9.4 million to $6.8 million for the first six months of Fiscal 2022. Sales and marketing expenses decreased from $2.4 million in 2021 to $2.3 million in Fiscal 2022. Again, G&A costs were essentially flat at $2.3 million.

Year-to-date, GAAP net income was $1.82 million or 20% of revenue versus $2.18 million inclusive of the $1.1 million gain on the forgiveness of our PPP loan. Excluding this, net income in the second quarter last year was $1.1 million or 11% of revenue. So again for the second quarter in a row, we have essentially doubled or net margin. Year-to-date GAAP net income to common Shareholders was $1.53 million or $0.08 per common share versus $1.88 million or $0.10 per common share last year, which again includes the impact of the PPP loan forgiveness.

Turning now to cash flow and cash balances. For the fiscal second quarter we generated cash from operations of $2 million. Total cash at December 31, 20 21, was $21.7 million, compared to $24 million at the end of Fiscal Year 2021. The decrease in total cash was due to the payoff of a $6 million credit facility with a bank during the first quarter. The Company now carries approximately $930,000 in short-term debt on its revolving line of credit. The short-term debt was used to buy back additional shares of stock.

During the quarter we repurchase 244,552 shares at an average price of $5.85 per share for a total of $1.43 million. To-date, the Company has repurchased 1,002,914 shares at an average price of $5.06 per share for a total of $5.7 million. The Company has approximately $10.5 million remaining on the $12 million buyback authorization.

Thanks, everyone, for your time today. At this point, I’ll pass the call over to Randy. Randy?

Randy Fields

Thanks, John.

As John pointed out, we achieved the non-trivial task of converting basically all of our revenue to recurring revenue. We did this without sacrificing our profitability during that transition. In fact, we’ve meaningfully increased our profitability and our cash generation. We’ve always believed that cash is king. During uncertain times, we think profitability and cash generation are even more important.

Recurring revenue grew 7% in the quarter, nearly 9% for the first six months of the year and we expect it to grow at least 10% for the full year. Since we made this strategic decision to convert one-time revenue into a recurring revenue model, wherever possible, enabling us to focus on our SaaS revenue, our growth rate for recurring revenue has been around 15%. That’s exactly the midpoint of the range that we’re targeting long-term. It’s important to recognize that our growth rate in the quarter reflects several strategic decisions. In the year ago quarter, one-time, low margin MarketPlace revenue was about a $1 million. In fact, you can already see that we’re making progress in our quarterly margins.

Secondly, it reflects the strategic decision to sunset certain services that, although they were substantial in terms of current revenue, had less long-term growth potential, and frankly, were distractions to the more exciting areas of opportunity for us. The impact is about $700,000 this year, about 4% of our total. By exiting this product, we sacrifice a small amount of quarterly revenue, but we free up resources for the much larger opportunity coming down the pike, traceability. We have continued preparing for the Company’s Track & Trace initiative. It is going to be a significant opportunity for us, uniquely, in my opinion, for us, and the FDA mandates will effectively do much of the marketing for us.

The proposed Rule 204 imposes burdensome new requirements for those who manufacture, process, pack or hold the products on what’s called the Food Traceability List. There’s about 16 categories of items on this list from the FDA, such as eggs, soft cheese, herbs, leafy greens, et cetera. Please note, the FDA has specifically said that paper-based systems are no longer sufficient. They are mandating truly an electronic solution. Our niche in traceability is important and we will augment what many others in this field are doing. We believe we will play a very important role in the industry’s move to solving the problem of end-to-end traceability.

Traceability requires massive micro execution, the ability to process and handle literally tens of billions of transactions per year, and do it at the same time accurately quickly electronically and in a fully automated fashion. Since we already do Track & Trace successfully, affordably and at scale, as part of our supply chain platform, this opportunity is squarely in our wheelhouse. Park City Group has more than a decade of tracing compliance and supply chain challenges. Accordingly, we are the obvious vendor to address it.

In a sense, traceability is a marriage of compliance and supply chain. It’s like this challenge, in fact, was actually designed for us. Importantly, as we prepare our traceability solution, we’re leveraging our experience in the industry, our relationships with our retail and supplier customers, and the lessons we’ve learned in rolling out compliance and Supply Chain solutions at scale across the industry. Our business model for traceability is incredibly simple, make it very low cost and exceptionally easy to adopt.

We know that simplicity and low cost are the keys in this industry for adoption, and we know that we can generate meaningful revenue and profitability, even at a low monthly subscription rate. We already have the systems in place, so no major development is needed. That’s key. Any new entrants into the market place can’t match that advantage, think about it, a proven scale and already connected to a vast network of suppliers and retailers. As has always been the case we’re focused on our customers and what they need. We know them, and they know and trust us. We’re up to the challenge.

In reality, these mandates will just expand the scope and increase the importance of adoption. It won’t be optional anymore. To put this in context, given our existing 25,000 plus customer base, we’ve identified something in the order of 6,000 suppliers, whose products may be initially affected by Rule 204. Even at a modest subscription rate, this opportunity will be a substantial add-on to our current $20 million a year of SaaS revenue. The size of this, the compressed timeline, the mandates that are being created and the massive impact on our customers and their suppliers requires us to pull all hands on deck to perfect the rollout of our solution now. This validates our decision to de-emphasize certain non-core offerings.

We aren’t, however, expecting meaningful revenue from traceability in this fiscal year, the regulations will be finalized by November and that will be the starting gun. In fact, none of our internal models require any contribution from traceability to achieve our goals of 10% to 20% a year revenue growth. This is the year we do the hard work without any traceability revenue. This is the year we do everything we need to be fully ready, to be able to implement this at scale with our customers and it’s important for us therefore to be organized around their needs. The FDAs timeline makes this a top priority for us and even more so for our customers. We’ve been doing a series of tests that we’ve mentioned, with our customers and no surprise, obviously, it’s all going very well, exactly as we planned.

Simultaneously, we’re continuing the cross-selling activities that we’ve mentioned on prior calls. We’ve had several successes this quarter. Our largest user of Out of Stock management recently expanded their agreement with us. Our Out of Stock solution is increasingly contributing to our core SaaS revenue and it provides a valuable service for our customers in a world increasingly dominated by Amazon.

Our Tier 2 program is growing quite rapidly in terms of numbers and revenue. Most importantly, seriously most importantly, our execution continues to be something that as Shareholders we can all be proud of. Interestingly, most of our largest customers are growing the use of our services quite rapidly. That certainly speaks volumes about how well our team is delivering on our brand promise. When traceability becomes a reality, it will be our largest customers who roll out traceability first. Our long-term relationships and our laser focus on keeping our customers delighted and successful is perhaps our most durable competitive moat.

We have a fortress balance sheet, seriously. We are structurally profitable, with growing recurring revenue that significantly exceeds our cash operating expenses and the leverage that’s inherent in the model and enables us to grow profitably and cash faster than revenue. We have made and continue to make significant investments in our own internal technology and systems. Our proprietary tech is massively increased the measurable productivity of our team. That’s why our revenue per employee is so high, and in fact, that number should continue to climb over time.

Our method of continually examining costs and automating the administration across the business is actually a very important competitive advantage for us. Our aim is to continue to grow our GAAP earnings at a very rapid rate. We recognize that our conservative nature makes understanding us a little bit harder. But we’re in an environment where conservatism we believe is and will be rewarded. Our Company should now be much easier to understand and much more likely to be appreciated. Every product area of our business is growing.

Our pipeline of prospective new business is excellent and we’re attracting a very high caliber of new staff. We are accelerating our revenue and expect to see continued improvement over the next several quarters. But to reiterate, our key goals for this fiscal year are, one, be ready for the Track & Trace solution before the mandate. Two, continue to add modules to our existing applications. This gives us an even broader portfolio of solutions that we can sell to our customers. In fact, even the traceability product already has a roadmap to additional modules or add-ons in our plan.

Our focus is simple, continue to generate additional profitability, drive cash and buyback stock. We’ve achieved a lot in the last year. We’ve done it in the midst of obviously difficult global pandemic and deep supply chain disruptions. I’m incredibly proud of the team and how we’ve navigated this transition to a full SaaS model, and at the same time, maintaining very high levels of customer success and satisfaction, and at the same time, our own growth and profitability. Given our opportunities, I’m very optimistic for Fiscal 2022 and I believe you should be too.

With that, I’d like to now open the call for questions. Operator?

Operator

Thank you. Our first question comes from the line of Tom Forte with D.A. Davidson. Please proceed with your question.

Tom Forte

Great. Randy and John, thanks for taking my questions and congrats on the quarter.

I’ll go one at a time to make it easy. First one is the one I’m consistently asking. Randy and John, can you talk about the state of distraction for your core customer, given the current challenges today? Randy, you talked about inter-quarter promotion that a lot of the food retailers were challenged with Omicron from a labor shortage standpoint, but is that affecting at all your sales cycle?

Randy Fields

The answer really was contained in the statement that I made that all of our products now seem to be coming alive. Our pipeline is superb. The labor issues remain. People still need more staff than they have and that affects the entire supply chain. Most food retailers still have a lot of focus on supply chain. There’s a tiny bit of evidence that it’s beginning to free up a bit. But fortunately, I think, the worst is behind us.

Tom Forte

Second question is, you have talked about the pivot to recurring revenue. From an expense standpoint, if you’re successful in exploiting the opportunity on traceability, how would that affect, if at all, your operating expenses?

Randy Fields

Well, I think, John and I are of the belief that—and I think the way he stated it, I certainly agree with that, from here forward, 80% plus of our additional revenue will become cash and income. We expect that there’s some variable expenses with what we’ll be doing, but not substantial. It will not impact our margins negatively, I would say.

Tom Forte

All right. Then third and final one, from a capital allocation standpoint, how should we think about buybacks? How should we think about potential M&A? I know you have talked a lot about using your free cash flow to buy back more shares, but are there opportunities to add products to complement what you have today or any other potential uses of capital?

Randy Fields

John, you want to take that?

John Merrill

Yes. I think we’ve said it on previous calls that the cash that we generate quarterly we would take half of that cash and buyback additional shares of stock, put the rest of it in the bank. That may change from quarter-to-quarter, but looking back that is our goal to take half the cash and buy back stock. As far as the traceability or other initiatives, I don’t see more headcount. As Randy pointed out, it doesn’t require more development. We are already doing traceability. I think last quarter we talked about expenses going down. If you would ask, were they permanent, the answer is yes.

Then in my statement, we had always said, it takes $12 million to keep the Company alive and that we’ve now reduced that down to $11 million. That is permanent. I don’t see that changing going forward with traceability. As far as M&A, we’re always acquisitive, but with revenue multiples right now, I don’t see anything that makes sense that—we have plenty on our plate, let’s put it that way without M&A.

Tom Forte

Excellent. Thanks for taking my questions.

Operator

We have reached the end of the question-and-answer session. I’ll now turn the call back over to Randy for closing remarks.

Randy Fields

Okay, Doug. Thank you. We appreciate everybody taking time this afternoon. I think the only question that wasn’t raised is the likelihood of the traceability initiative coming to fruition with a government mandate, and perhaps we should have explained in our commentary. We see no way that the government can exit the road that it’s on. It’s laid down a proposed rule. We’re sure there’ll be some tweaking around the edges, but traceability is going to happen. We actually think that we’ve developed a way to help the industry use traceability to its economic advantage rather than disadvantage. We’re finding the market even more receptive to what we’re doing than we originally had guessed.

Full speed ahead, and thanks, everybody, for taking time this afternoon. We’ll talk to you all next quarter. Thank you.

Operator

This concludes today’s conference and you may disconnect your line at this time. Thank you for your participation.